Exhibit 99.1

Worthington Acquires Oil & Gas Equipment Maker Serving Eagle Ford Shale Play

COLUMBUS, OH – August 1, 2014 -- Worthington Industries, Inc. (NYSE: WOR) today announced that it has acquired the business of Midstream Equipment Fabrication, LLC (MEF).   MEF manufactures patented horizontal heated and high pressure separators used to separate oilfield fluids and gas for customers drilling in the Eagle Ford Shale and is well-situated to serve customers in the Permian Basin.  The purchase price was $40 million.

“With the addition of MEF, we are now positioned to serve all of the major shale plays in the U.S.,” said Andrew Billman, president of the Worthington Industries pressure cylinders business.  “Their separation technology is proven to be more cost effective for customers and produces a higher purity crude.  We anticipate utilizing this technology to enhance our offerings in other shale plays where we operate.”

MEF is located in Skiatook, Okla. and employs 55 people.  The patented separators yield greater throughput, requiring less equipment on each well pad, and produce higher purity crude over traditional oilfield separators.  MEF began production in April 2012.  The company is Worthington’s fourth acquisition in the upstream oil and gas equipment market.  Worthington operations now supply customers in every major shale region, including Bakken, Eagle Ford, Permian, Marcellus, Utica, Mid-Continent, DJ and Uinta. The addition of the Oklahoma facility will complement Worthington’s existing operations in Ohio, Kansas and North Dakota that manufacture steel and fiberglass storage tanks, oil and gas separation equipment and related wellhead controls and equipment.

About Worthington Industries
Worthington Industries is a leading diversified metals manufacturing company with 2014 fiscal year sales of $3.1 billion. The Columbus, Ohio based company is North America’s premier value-added steel processor and a leader in manufactured metal products, such as propane, oxygen, refrigerant and industrial cylinders, hand torches, camping cylinders, scuba tanks, compressed natural gas storage cylinders, helium balloon kits and exploration, recovery and production tanks for global energy markets; custom-engineered open and enclosed cabs and operator stations for heavy mobile equipment; laser welded blanks; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings and light gauge steel framing for commercial and residential construction. Worthington employs approximately 10,000 people and operates 81 facilities in 10 countries.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act").  Statements by the Company which are not historical information constitute "forward looking statements" within the meaning of the Act.  All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected.  Factors that could cause actual results to differ materially include risks described from time to time in the Company's filings with the Securities and Exchange Commission.